Exhibit 10.3

AGREEMENT AND RELEASE

THIS AGREEMENT is entered into on this 31st day of May, 2007, by Grifco International, Inc., a Nevada corporation with its principal place of business in Conroe, Texas (“Grifco”), James Dial (a.k.a. Jim Dial), a resident of Conroe, Texas (“Dial”), Coil Tubing Technology, Inc., a Nevada corporation with its principal place of business in Spring, Texas (“CTBG”), Coil Tubing Technology Holdings, Inc., a Nevada corporation and a wholly owned subsidiary of CTBG (“CTT Holdings”), and Jerry Swinford a resident of Spring, Texas (“Swinford”).

WHEREAS, in an effort to enhance the profitability and ultimately the return to shareholders related to its coil tubing business, in late 2005, Grifco acquired IPMC Holdings Inc., a public company, and via a merger formed CTBG. In connection with this transaction, Grifco acquired 75,000,000 shares of the then approximate 100,000,000 outstanding shares of common stock of CTBG. Grifco anticipated that subject to obtaining audited financial statements for CTBG, its shares would be distributed to its shareholders (resulting in a “spin-off”).

WHEREAS, difficulties were encountered in finalizing and effecting the distribution of CTBG shares to Grifco shareholders. In particular, the auditor refused to issue an audit opinion regarding CTBG because IPMC had failed to file appropriate reports with the SEC and it was impossible to obtain the necessary information in order to bring IPMC (now CTBG) into compliance with those reporting requirements.

WHEREAS, in order to provide Swinford with substantial control over CTBG and to reflect his continuing efforts on behalf of CTBG, 75,000,000 shares of CTBG common stock were issued to Swinford.

WHEREAS, various representations were made in the market place regarding the number of issued and outstanding shares of CTBG.

WHEREAS, Grifco has made various contributions of capital to CTBG in part to pay for additional expenses associated with the difficulties associated with the IPMC acquisition, damages done to CTBG’s equipment while the equipment was in Grifco’s control and to fund operations while alternatives were evaluated and developed to allow CTBG to be a separate, distinct reporting public company.

WHEREAS, the parties have developed a two part plan to effect the intent of the initial acquisition of IPMC. In the very near term, Grifco will distribute its 75,000,000 shares of CTBG to its shareholders. However, because of the reporting difficulties associated with CTBG and in order to allow shareholders to fully realize the value of the coil tubing business, CTT Holdings will file an appropriate registration statement and attempt to register the distribution of CTT Holdings shares to CTBG shareholders. The result of these combined distributions is that the shareholders of CTBG will receive shares of CTT Holdings, a fully reporting company.

WHEREAS, to reflect Swinford’s continuing efforts on behalf of CTBG and to allow him to maintain control over CTBG, its operations and to ease the various corporate approvals needed to effect the transactions indicated above, on May 7, 2007, CTBG’s Board of Directors authorized the issuance of 1,000,000 shares of Preferred Stock. Such Preferred Stock has the right to vote fifty-one percent (51%) of the shareholder vote on all matters put to a vote of the shareholders. As such Preferred Stock is intended to allow Swinford to control CTBG during the time necessary to effect the CTT Holdings’ share distribution and his efforts will be focused on the operation and development of the coil tubing business, Grifco has expressed an interest in acquiring these shares of Preferred Stock.

WHEREAS, there have been a number of agreements entered into and arrangements made between the parties, not all of which have been fully documented or approved. As a result, this agreement is intended to clarify those arrangements and establish the parties future rights and obligations.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Agreement and Release, and for other good and valuable consideration, the Parties agree as follows:

1.
CTBG will issue to Grifco 1,000,000 shares Series B Preferred Stock. Series B Preferred Stock will have no voting rights and will not participate in the CTT Holdings share distribution. Series B Preferred Stock, however, will be convertible into 20,000,000 shares of CTBG common stock if Grifco exercises the option to purchase the Series A Preferred Stock held by Swinford, as described herein below.

2.
During the “Option Period” (defined herein below), Swinford hereby grants Grifco the option to purchase the Series A Preferred Stock he currently holds for $100. The “Option Period” is a two (2) year period which starts when Swinford determines that he no longer desires or needs to hold the Preferred Stock. It is anticipated that the inception of the Option Period will occur after the CTT Holdings distribution has been completed and there remains no items which require or would be facilitated by Swinford retaining the Preferred Stock. It is further anticipated, especially should the CTT Holdings share distribution not be consummated, that the Option Period will be started once Swinford has determined that he no longer requires the Preferred Stock and/or control over CTBG. Notice of the inception of such period will be provided to Grifco in writing and Swinford will not unreasonably withhold establishment of the inception of the Option Period.

3.	Swinford will cancel the 75,000,000 shares of common stock issued to him by CTBG.

4.
Swinford will enter into an employment agreement with CTT Holdings or one or more of its subsidiaries for a period of time and on such terms as is agreeable to Swinford and CTT Holdings. Such employment agreement will include (but is not limited to) the following:

a.	Issuance of CTT Holdings Preferred Stock which will include voting provision allowing Swinford to vote fifty-one percent (51%) of the votes cast on all matters voted on by CTT Holding’s shareholders.

b.	Such Preferred Stock will be convertible to common stock of CTT Holdings based on an earn-out or vesting schedule.

c.	Swinford will be eligible to participate in any stock option or similar stock purchase plan established by CTT Holdings.

d.	Swinford will be eligible to participate in any 401(k) or similar retirement plan established by CTT Holdings.

5.
The parties agree to execute any or all documents necessary to carry out or complete the terms of or the intent of this Agreement and Release. The parties further agree to execute any or all documents which are reasonably determined to be necessary by Swinford or his legal counsel to clarify the agreements or transactions between the parties. Without altering the generality of the foregoing, documents which are to be executed pursuant to this agreement include:

a.	Restatement and Novation of Agreement for Exchange of Common Stock entered in November 2005 by Grifco and IPMC Holdings, Inc

b.	Assignment of Patent from Grifco to Swinford, or his designee or Cancellation of Assignment of Patent by Swinford to Grifco signed in connection with sale of CTT Holdings to Grifco in April 2005.

c.	Any additional assignments necessary to clarify ownership of intellectual property related to coil tubing business.

d.
Any corporate documents related to maintenance or clarification of corporate formalities of CTBG. These documents do not include, unless the parties agree otherwise subsequently, the documents necessary to bring CTBG into compliance with its reporting requirements with the SEC.

In consideration of the items sums set out above, the representations, agreements and releases in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged and confessed, Grifco on behalf of itself, its shareholders, directors, officers, attorneys, agents, employees, heirs, predecessors, successors, affiliates, and assigns, RELEASES, ACQUITS and FOREVER DISCHARGES CTBG, CTT Holdings and Swinford along with their shareholders, directors, officers, attorneys, agents, employees, heirs, predecessors, successors, affiliates, from any and all claims, demands and causes of action of any nature whatsoever, whether arising under any contract or in tort, or arising under any state or regulation or under common law, which were or which could have been asserted in, or which arise from or in any way relate to the various activities by the parties, or which arise from or relate to any of the events giving rise thereto, and including all damage and other events arising therefrom.

In consideration of payment of the sums set out above, the representations, agreements and releases in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged and confessed, Dial (a.k.a. Jim Dial) on behalf of himself, his attorneys-in-fact, agents, heirs, predecessors, successors, affiliates, and assigns, RELEASES, ACQUITS and FOREVER DISCHARGES CTBG, CTT Holdings and Swinford along with their shareholders, directors, officers, attorneys, agents, employees, heirs, predecessors, successors, affiliates, from any and all claims, demands and causes of action of any nature whatsoever, whether arising under any contract or in tort, or arising under any state or regulation or under common law, which were or which could have been asserted in, or which arise from or in any way relate to the various activities by the parties, or which arise from or relate to any of the events giving rise thereto, and including all damage and other events arising therefrom.

Grifco and Dial understand, agree, and acknowledge that this Agreement releases any and all claims that they may have, whether or not asserted, for any claims, interests or damages of any kind whatsoever, whether known or unknown, as a result of or in any way related to the various activities by the parties. Grifco and Dial further understand, agree, and acknowledge that they may hereafter discover claims or facts in addition to or different from those they now know or believe to be true with respect to the matters described and released herein. Nevertheless, it is their intention to fully, finally and forever release CTBG, CTT Holdings and Swinford from all claims relative to such matters, which now exist or which may exist in the future. In furtherance of such intention, this Agreement shall be and remain in effect as a full and complete release of all such claims.

The Parties expressly warrant and represent (i) that each has the capacity to execute this Agreement; (ii) that each has not assigned any interest or lien right to any person or entity; (iii) that before executing this Agreement, each was fully informed of its terms, contents, conditions and effects regarding the same; (iv) that in entering into this Agreement no promise or representation of any kind has been made to either party hereby released or anyone acting for either of them, separate and apart from those in this Agreement; and (v) that in entering into this Agreement, each has relied solely and completely upon their own judgment which was formed with advice from their own counsel. The Parties acknowledge, understand, and agree that each will be solely responsible for the payment of any fees related to this Agreement or the matters addressed herein.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

EXECUTED on this 31st day of May, 2007.

Grifco International, Inc.

/s/ James Dial
James Dial, President

Coil Tubing Technology, Inc.

/s/ Jerry Swinford
Jerry Swinford, President

Coil Tubing Technology Holdings, Inc.

/s/ Jerry Swinford
Jerry Swinford, President

James Dial, Personally

/s/ James Dial
James Dial

Jerry Swinford, Personally

/s/ Jerry Swinford
Jerry Swinford